AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                              CENTER BANCORP, INC.

                                       AND

                           LEHIGH SAVINGS BANK, S.L.A.















                          DATED AS OF FEBRUARY 14, 1996


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                              INDEX TO DEFINITIONS

Act................................................................Section 1.1
Affected Loans.....................................................Section 5.7
Agreement.........................................................Introduction
Association.......................................................Introduction
Association Disclosure Schedule....................................Article III
Association Financial Statements.................................Section 3.4.1
Association Statement of Condition Date..........................Section 3.4.3
Bank...............................................................Section 4.7
Acquisition Transactions...........................................Section 5.1
Agreement.........................................................Introduction
Branch Property...................................................Section 3.24
CERCLA............................................................Section 3.24
Certificate........................................................Section 1.5
Closing............................................................Section 1.4
Code.............................................................Section 3.8.2
Collateral Shares................................................Section 2.1.1
Commissioner.......................................................Section 1.2
Common Stock.....................................................Section 2.1.1
Company...........................................................Introduction
Company Disclosure Schedule.........................................Article IV
Confidentiality Agreement..........................................Section 5.4
Consents.........................................................Section 6.1.2
Constituent Banks..................................................Section 5.6
Constituent Entities...............................................Section 1.2
Department.......................................................Section 3.3.2
DEPE.............................................................Section 3.3.2
Effective Date.....................................................Section 1.2
Environmental Law.................................................Section 3.20
Escrow Account.....................................................Section 2.3
Escrow Agent.......................................................Section 2.3
Excess TILA Costs..................................................Section 2.3
FDIC.............................................................Section 3.1.1
GAAP.............................................................Section 3.4.1
Hazardous Substance...............................................Section 3.20
Inducement Agreement..............................................Introduction
IRS..............................................................Section 3.8.1
ISRA..............................................................Section 3.20
Legal Proceedings..................................................Section 3.7
Material Adverse Effect..........................................Section 3.3.2
Merger............................................................Introduction
Merger Sub........................................................Introduction
OCC..............................................................Section 4.2.2
OTS...............................................................Introduction


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PCBs..............................................................Section 3.20
Post-Closing Merger................................................Section 5.6
Qualifying TILA Costs..............................................Section 2.3
RCRA..............................................................Section 3.20
Real Property.....................................................Section 3.20
Returns..........................................................Section 3.8.1
SAIF.............................................................Section 3.1.1
Settlement Agreement..............................................Section 3.14
Side Letter.......................................................Section 5.17
Stockholder.......................................................Introduction
Surviving Bank.....................................................Section 5.6
Surviving Entity...................................................Section 1.3
TILA..............................................................Section 5.16
TILA Costs......................................................Section 6.3.10
TILA Violation....................................................Section 5.16
Trust Account Shares.............................................Section 2.1.1
Trust Agreement...................................................Introduction
Trustee...........................................................Introduction



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                          AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER ("Agreement"), dated as of February 14, 1996, is made by and between Center Bancorp, Inc., a New Jersey corporation (the "Company"), and Lehigh Savings Bank, S.L.A., a New Jersey chartered capital stock savings and loan association (the "Association").

     WHEREAS, the respective Boards of Directors of the Company and the Association, by the requisite vote required under applicable law, have each determined that it is in the best interests of the Company and the Association and their respective stockholders for the Company to acquire the Association by
(i) organizing an interim New Jersey-chartered capital stock savings and loan association (the "Merger Sub") and (ii) merging Merger Sub with and into the Association upon the terms and subject to the conditions set forth herein (the "Merger");

     WHEREAS, the respective Boards of Directors of the Company and the Association, by the requisite vote required under applicable law, have each approved the Merger upon the terms and subject to the conditions set forth herein; and

     WHEREAS, the trustee (the "Trustee") under the Trust Agreement, dated as of November 9, 1992 (the "Trust Agreement"), by and among David Margolis (the "Stockholder"), Mildred Margolis, the Trustee and the Office of Thrift Supervision (the "OTS") has entered into an Inducement Agreement, dated of even date herewith (the "Inducement Agreement"), pursuant to which, among other things, the Trustee has agreed to vote the shares of the Association's common stock held by him in favor of the Merger, subject to receipt of notice of non-disapproval from the OTS;

     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, the parties hereto hereby agree as follows:

                              ARTICLE I-THE MERGER

     1.1. MERGER. Subject to the terms and conditions of this Agreement, on the Effective Date (as defined in Section 1.2), the Merger Sub shall be merged with and into the Association and the separate legal existence of Merger Sub shall thereupon cease in accordance with the applicable provisions of the New Jersey Savings and Loan Act (the "Act"). The Merger shall be treated as a taxable purchase of the Common Stock of the Association by the Company for federal and state income tax purposes.

     1.2. EFFECTIVE DATE. As soon as practicable following fulfillment or waiver of the conditions specified in Article VI, and provided that this Agreement has not been terminated or abandoned pursuant to Section 7.1, Merger Sub and the Association (the "Constituent Entities") shall jointly certify to the New Jersey Commissioner of Banking (the "Commissioner") that they


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have complied with all of the requirements of the Act. The Merger shall become effective on the date such certification is approved by the Commissioner (the "Effective Date").

     1.3. EFFECT OF MERGER. The Merger shall have the effects specified in the Act. Without limiting the generality of the foregoing, the corporate existence of each of Merger Sub and the Association shall be merged into each other and all of their respective rights, privileges and franchises, and their respective right, title and interest in and to all property of whatever kind, whether real, personal or mixed, and things in action and every right, privilege, interest or asset of value or benefit then existing shall be vested in the Association as the surviving entity of the Merger (sometimes hereinafter referred to as the "Surviving Entity").

     1.4. CONSUMMATION OF MERGER. The closing of the Merger (the "Closing") shall take place (a) at the offices of Lowenstein, Sandler, Kohl, Fisher & Boylan, 65 Livingston Avenue, Roseland, New Jersey 07068 five business days after notification that all of the conditions set forth in Article VI have been satisfied or duly waived or (b) at such other time and place and on such other date as the Company and the Association may agree.

     1.5. CERTIFICATE OF INCORPORATION AND BY-LAWS. The Certificate of Incorporation and By-Laws of Merger Sub in effect immediately prior to the Effective Date shall be the Certificate of Incorporation and By-Laws of the Surviving Entity, until duly amended in accordance with their terms and the Act.

     1.6 DIRECTORS AND OFFICERS. The directors and officers of Merger Sub immediately prior to the Effective Date shall be the directors and officers, respectively, of the Surviving Entity, from and after the Effective Date, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the terms of the Surviving Entity's Certificate of Incorporation and By-Laws and the Act.

                         ARTICLE II-CONVERSION OF SHARES

     2.1. CONVERSION OF SHARES. By virtue of the Merger, automatically and without any action on the part of the holder thereof, upon the effectiveness of the Merger, the following shall occur:

                  2.1.1. Each then-outstanding share of common stock, par value $10 per share, of the Association ("Common Stock"), other than (a) shares owned by the Company, Merger Sub or any direct or indirect wholly-owned subsidiary of the Company or Merger Sub (except for any shares of Common Stock held in trust accounts, managed accounts or in any similar manner as trustee or in a fiduciary capacity ("Trust Account Shares") and shares held as collateral or in lieu of a debt previously contracted ("Collateral Shares")), (b) shares held in the treasury of the Association and (c) shares of Common Stock the holders of which perfect any dissenters' rights they may have under applicable law, shall be converted into the right to receive $15.2867 per share (as such amount may be reduced pursuant to Section 2.3, the "Per Share Consideration"), without interest;


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                  2.1.2. Each then-outstanding share owned by the Company,
         Merger Sub or any direct or indirect wholly-owned subsidiary of the Company or Merger Sub (except for any Shares that are Trust Account Shares or Collateral Shares) shall be canceled and retired;

                    2.1.3. Each share issued and held in the Association's treasury shall be canceled and retired;

                  2.14. Each issued and outstanding share of common stock of Merger Sub shall be converted into one fully paid and nonassessable share of the common stock of the Surviving Entity; and

                  2.1.5. Until surrendered and exchanged in accordance with this Agreement, each certificate representing outstanding shares of Common Stock entitled to the Per Share Consideration (each such certificate, a "Certificate") shall, after the Effective Date, represent solely the right to receive, without interest, the Per Share Consideration multiplied by the number of shares of Common Stock evidenced by such Certificate and shall have no other rights. Neither the Association, the Company or Merger Sub shall be liable to any holder of shares of Common Stock for any Per Share Consideration (or interest with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         2.2. DISSENTERS' RIGHTS. Notwithstanding any provision of this Agreement to the contrary, any shares of Common Stock outstanding immediately prior to the Effective Date held by a holder who has demanded and perfected the right, if any, to dissent from this Agreement in accordance with applicable law and as of the Effective Date has not withdrawn or lost such right to dissent shall not be converted into or represent a right to receive the Per Share Consideration, but the holder of such shares shall only be entitled to such rights as are granted by applicable law. If a holder of shares of Common Stock who dissents shall effectively withdraw or lose (through failure to perfect or otherwise) the right to dissent, then, as of the Effective Date or the occurrence of such event, whichever last occurs, those shares shall be converted into and represent only the right to receive the Per Share Consideration as provided in Section 2.1.1, without interest, upon the surrender of the Certificate representing those shares. The Association shall give the Company copies of any notice of dissent of any shares of Common Stock received by the Association, notice of any attempted withdrawals of any such notices of dissent and any other instruments served pursuant to applicable law received by the Association relating to stockholders' rights, if any, to dissent. The Association shall not, except with the prior written consent of the Company, voluntarily make any payment with respect to any dissenting shares of the Association, offer to settle or settle any demands for payment with respect thereto or approve any withdrawal of any such demands.

         2.3. ADJUSTMENT TO PER SHARE CONSIDERATION; ESCROW ACCOUNT. (a) In the event that the aggregate TILA Costs (as defined herein) exceed $30,000, the Per Share Consideration shall be reduced by an amount (determined on a per share basis) equal to the excess, in any, of the Qualifying TILA Costs (as defined herein) actually incurred and paid by the Association on or prior to Closing over $30,000. As used herein, the term "Qualifying TILA Costs" means only


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those TILA Costs which are (i) for a sum certain,  (ii)  liquidated,  and (iii)
indefeasibly paid in full by the Association in cash on or prior to Closing; such term specifically excludes any TILA Costs which are contingent, unliquidated or unpaid. In the event that the Per Share Consideration is reduced as provided in this Section 2.3(a), at the Closing the Company will cause the Surviving Bank to assign to the Stockholder, as the representative of all of the former stockholders of the Association, any claims which the Association may have against any third party as a result of the TILA Violations (as defined in Section 5.16) giving rise to the adjustment in the Per Share Consideration; PROVIDED, HOWEVER, that the Surviving Bank shall be entitled to receive the first $30,000 of any recoveries based upon, resulting from or arising out of the claims so assigned, together with the reimbursement in full of any out-of-pocket expenses incurred by the Surviving Bank in connection therewith (including, but not limited to, the fees and disbursements of counsel) before any amounts are paid to the former stockholders of the Association in respect thereof. No later than the business day immediately prior to the Closing, the Association shall certify to the Company the amount of the Qualifying TILA Costs and shall provide the Company with a reasonably detailed analysis of such Qualifying TILA Costs.

         (b) If the aggregate amount of TILA Costs (net of Qualifying TILA Costs for which a reduction in the Per Share Consideration has been made in accordance with paragraph (a)) exceeds $30,000, then the Company shall have the right exercisable at any time prior to the Closing, at its sole election, to either terminate this Agreement as provided in Section 7.1 as a result of the failure by the Association to satisfy the conditions of Section 6.3.10 or to further reduce the Per Share Consideration otherwise payable pursuant to Section 2.1.1 by paying into an escrow account (the "Escrow Account") with an unrelated third party financial institution selected by the Company and reasonably satisfactory to the Association (the "Escrow Agent") an amount equal to the sum of (i) such excess and (ii) the aggregate amount of the litigation expenses expected to be incurred or paid after the Closing (the "Excess TILA Costs"); PROVIDED, HOWEVER, that the Company shall not have the right to terminate the Agreement as provided above if the aggregate amount of the Excess TILA Costs is less than $100,000. Amounts deposited into the Escrow Account shall be paid either to the Company (or its designee) to the extent that any TILA Costs are actually incurred by the Company or its subsidiaries or to the former shareholders of the Association in accordance with the terms of a mutually satisfactory escrow agreement to be entered into by the Company, the Stockholder, as the representative of the former shareholders of the Association, and the Escrow Agent at the time the Escrow Account is established. For purposes of this Agreement, TILA Costs shall include the maximum amount of all disputed claims, unless otherwise mutually agreed by the Association and the Company.

          ARTICLE III-REPRESENTATIONS AND WARRANTIES OF THE ASSOCIATION

         References herein to "Association Disclosure Schedules" shall mean all of the disclosure schedules required by this Article III, dated as of the date hereof and referenced to the specific sections and subsections of Article III of this Agreement, which have been delivered on the date hereof by the Association to the Company. The Association hereby represents and warrants to the Company as follows:


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         3.1.     ORGANIZATION.

                  3.1.1. ASSOCIATION. The Association is a capital stock savings and loan association duly organized, validly existing and in good standing under the laws of the State of New Jersey. The Association has full power and authority, corporate and otherwise, to own or lease all of its properties and assets and to carry on its business as it is now being conducted. All eligible accounts of depositors issued by the Association are insured by the Savings Association Insurance Fund ("SAIF") of the Federal Deposit Insurance Corporation ("FDIC") to the fullest extent permitted by law. The Association Disclosure Schedule sets forth true and complete copies of the Association's Certificate of Incorporation and By-Laws, as in effect on the date hereof.

                  3.1.2. SUBSIDIARIES. The Association has not previously and does not now own or control, directly or indirectly, any controlling equity interest in any corporation, company, association, partnership, joint venture or other entity or otherwise control, directly or indirectly, the management and policies of any such entity.

         3.2. CAPITALIZATION. The authorized capital stock of the Association consists of 1,395,500 shares of Common Stock. As of the date hereof, there are 392,500 shares of Common Stock issued and outstanding. The Association Disclosure Schedules accurately set forth the names and addresses of each of the shareholders of the Association and the number of shares of Common Stock owned by each such shareholder. There are no shares of Common Stock issuable upon exercise of outstanding options. The Association has not adopted any plan pursuant to which capital stock may be issued. All issued and outstanding shares of Common Stock have been duly authorized and validly issued, have been issued without violating the pre-emptive or other rights of third-parties or the provisions of any applicable federal or state securities laws, are fully paid, and are nonassessable. The Association has not granted and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the transfer, purchase, subscription or issuance of any shares of the Association's capital stock and has not issued any securities representing the right to purchase, subscribe or otherwise receive any shares of such capital stock or any securities convertible into any such shares, and there are no agreements or understandings to which the Association is a party with respect to voting of any such shares.

         3.3.     AUTHORITY; NO VIOLATION.

                  3.3.1. AUTHORITY. The Association has full power and authority, corporate and otherwise, to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Association in accordance with the Certificate of Incorporation of the Association and all applicable laws and regulations. Except for stockholder approval of the Merger, no other corporate proceedings on the part of the Association are necessary to consummate the transactions so contemplated.


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

         This Agreement constitutes a valid and binding obligation of the Association, enforceable against the Association in accordance with its terms.

                  3.3.2. Neither the execution and delivery of this Agreement by the Association, nor the consummation by the Association of the transactions contemplated hereby in accordance with the terms hereof, or compliance by the Association with any of the terms or provisions hereof, will (i) violate any provision of the Association's Certificate of Incorporation or By-Laws, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Association or any of its properties or assets, or (iii) except as set forth in the Association Disclosure Schedule, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of the Association under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, commitment, pledge, permit, deed of trust, license, lease, contract, agreement or other instrument or obligation or (assuming that the consents and approvals set forth below are duly obtained) any judgment, order, decree, law, rule or other restriction of any governmental authority, in each case to which the Association is a party, or by which the Association may be bound or to which any of its assets or properties are subject except, with respect to (ii) and
         (iii) above, such as individually or in the aggregate would not have a material adverse effect on the business, results of operations, assets, financial condition or prospects (financial and otherwise) (a "Material Adverse Effect") of the Association and which will not prevent or delay the consummation of the transactions contemplated hereby. Except for consents and approvals of or filings or registrations with or notices to the FDIC, the Office of Thrift Supervision ("OTS"), the New Jersey Department of Banking ("Department"), the New Jersey Department of Environmental Protection and Energy ("DEPE"), the stockholders of the Association, no consents or approvals of or filings or registrations with or notices to any third party or any public body or authority are necessary on behalf of the Association in connection with (x) the execution and delivery by the Association of this Agreement and (y) the consummation by the Association of the Merger and the other transactions contemplated hereby (including, without limitation, the "Post-Closing Merger" as defined herein) (other than consents, approvals, filings, registrations or notices, the failure of the Association to obtain which would not have a Material Adverse Effect).

         3.4.     FINANCIAL STATEMENTS.

                  3.4.1. The Association Disclosure Schedule sets forth copies of the consolidated statements of condition of the Association as of June 30, 1995 and June 30, 1994 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the fiscal years in the three-year period ended June 30, 1995, in each case accompanied by the audit reports of KPMG Peat Marwick LLP and Arthur Andersen LLP, independent public accountants with respect to the Association, and the unaudited


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         Thrift Financial Reports of the Association as of September 30, 1995
         and December 31, 1995 (collectively, the "Association Financial Statements"). The audited Association Financial Statements (including the related notes) have been prepared in accordance with generally accepted accounting principles ("GAAP"), consistently applied during the periods covered thereby (except as may be indicated therein or in the notes thereto), and the Thrift Financial Reports have been prepared in accordance with generally accepted regulatory accounting principles, consistently applied during the periods covered thereby and the Association Financial Statements fairly present the consolidated financial condition of the Association as of the respective dates set forth therein, and the related consolidated statements of income, changes in stockholders' equity and cash flows (if any, in the case of the Thrift Financial Reports) fairly present the results of the consolidated operations, changes in stockholders' equity and cash flows of the Association for the respective periods set forth therein.

                  3.4.2. The books and records of the Association have been maintained in material compliance with all applicable legal and accounting requirements.

                  3.4.3. Except as and to the extent reflected, disclosed or reserved against in the Association Financial Statements (including the notes thereto), as of December 31, 1995 (the "Association Statement of Condition Date") the Association did not have any liabilities, whether absolute, accrued, contingent or otherwise, material to the business, operations, assets or financial condition of the Association which were required by GAAP (consistently applied) to be disclosed in the Association's consolidated statement of condition as of the Association Statement of Condition Date or the notes thereto. Since the Association Statement of Condition Date, the Association has not incurred any liabilities except in the ordinary course of business and consistent with prudent banking practice or except as related to the transactions contemplated by this Agreement.

         3.5. BROKER'S AND OTHER FEES. Except for Alex Sheshunoff Investment Banking, neither the Association nor any of its directors or officers has employed any broker or finder or incurred any liability for any broker's or finder's fees or commissions in connection with any of the transactions contemplated by this Agreement. All agreements with Alex Sheshunoff Investment Banking are set forth in the Association Disclosure Schedule. There are no other fees (other than time charges billed at usual and customary rates) payable by the Association to any consultants, including lawyers, accountants and investment bankers, in connection with the Merger or which would be triggered by consummation of the Merger or the termination of the services of such consultants by the Association. The Association has not paid, and will not pay, any fees to any attorney, accountant (other than customary accounting fees payable to KPMG Peat Marwick in an amount not to exceed $5,000), investment banker (other than fees payable to Alex Sheshunoff Investment Banking in an amount not to exceed $15,000 plus reasonable out-of-pocket expenses) or other consultant who or which represents any of the shareholders of the Association.


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         3.6.     ABSENCE OF CERTAIN CHANGES OR EVENTS.

                  3.6.1. Except as disclosed in the Association Disclosure Schedule, there has not been any material adverse change in the business, results of operations, assets, prospects (financial or otherwise) or financial condition of the Association since the Association Statement of Condition Date, and to the best of the Association's knowledge, no facts or conditions exist which are likely to cause such a material adverse change in the future.

                  3.6.2. Except as disclosed in the Association Disclosure Schedule, the Association has not taken or permitted any of the actions described in Section 5.2 hereof between December 31, 1995 and the date hereof.

         3.7. LEGAL PROCEEDINGS. Except as disclosed in the Association Disclosure Schedule, the Association is not a party to any, and there are no pending or, to the best of the Association's knowledge, threatened, legal, administrative, arbitrable or other proceedings, claims, actions or governmental investigations of any nature (collectively, "Legal Proceedings") against the Association and there are no pending or, to the best of the Association's knowledge, threatened Legal Proceedings which seek to enjoin, prohibit or delay the transactions contemplated hereby. Except as disclosed in the Association Disclosure Schedule, the Association is not a party to any order, judgment or decree entered in any lawsuit or proceeding (other than routine foreclosure or collection orders entered in the ordinary course of business).

         3.8.     TAXES AND TAX RETURNS.

                  3.8.1. The Association has duly filed (and until the Effective Date will so file) all returns, declarations, reports, information returns and statements ("Returns") required to be filed by it in respect of any federal, state and local taxes (including withholding taxes, penalties or other payments required) and has duly paid when due (and until the Effective Date will so pay) all such taxes due and payable, other than taxes or other changes which are being contested in good faith (and disclosed to the Company in writing). The Association has established (and until the Effective Date will establish) on its books and records reserves that are adequate for the payment of all federal, state and local taxes not yet due and payable but which should be accrued in respect of the Association through such date in accordance with GAAP. The Association Disclosure Schedule identifies the federal income tax returns of the Association which have been examined by the Internal Revenue Service (the "IRS") within the past six years. No deficiencies were asserted as a result of such examinations which have not been resolved and paid in full. To the best knowledge of the Association, there are no audits or other administrative or court proceedings presently pending nor any other disputes pending with respect to, or claims asserted for, taxes or assessments upon the Association, nor has the Association given any currently outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any taxes or Returns.

                  3.8.2. Except as set forth in the Association Disclosure Schedule, the Association (i) has not requested any extension of time within which to file any Return which Return


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

         has not since been filed, (ii) is not a party to any agreement providing for the allocation or sharing of taxes, (iii) is not required to include in income any adjustment pursuant to Section 481(a) of the Internal Revenue Code of 1986, as amended (the "Code"), by reason of a voluntary change in accounting method initiated by the Association (nor does the Association have any knowledge that the IRS has proposed any such adjustment or change of accounting method), and (iv) has not filed a consent pursuant to Section 341(f) of the Code or agreed to have
         Section 341(f)(2) of the Code apply.

         3.9. REPORTS. The Association has, since January 1, 1991, duly filed with the OTS and the Department in form which was correct in all material respects the monthly, quarterly and annual financial reports required to be filed under applicable laws and regulations, and the Association promptly will deliver or make available to the Company accurate and complete copies of such reports.

         3.10.    CERTAIN CONTRACTS.

                  3.10.1. Except as disclosed in the Association Disclosure Schedule, (i) the Association is not a party to or bound by any written contract or understanding (whether written or oral) with respect to the employment of any officers, employees, directors or consultants, and
         (ii) the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional acts or events) result in any payment (either of severance pay or otherwise) becoming due from the Association, the Company or any affiliate of either such entity, to any officer, employee, director or consultant of the Association. The Association Disclosure Schedule sets forth true and correct copies of all severance or employment agreements with officers, directors, employees, agents or consultants to which the Association is a party.

                  3.10.2. Except as disclosed in the Association Disclosure Schedule and except for loan commitments issued in the ordinary course of business, (i) as of the date of this Agreement, the Association is not a party to or bound by any commitment, agreement or other instrument which is material to the business, operations, assets or financial condition of the Association, but in no event shall a contract for less than $10,000 per year be deemed material under this
         Section 3.10.2 or a contract for more than $25,000 per year be deemed immaterial under this Section 3.10.2, (ii) no commitment, agreement or other instrument to which the Association is a party or by which it is bound limits the freedom of the Association to compete in any line of business or with any person, and (iii) the Association is not a party to any collective bargaining agreement.

                  3.10.3. Except as disclosed in the Association Disclosure Schedule, the Association or, to the best knowledge of the Association, any other party thereto, is not in default in any material respect under any material lease, contract, mortgage, promissory note, deed of trust, loan or other commitment or arrangement, except for defaults which individually or in the aggregate would not have a Material Adverse Effect on the Association.

         3.11.    PROPERTIES AND INSURANCE.

                  3.11.1. The Association has good and, as to owned real property, marketable title to all material assets and properties, whether real, personal or mixed, tangible or intangible, reflected in the Association's consolidated statement of condition (as set forth in the Association Disclosure Schedule) as of the Association Statement of Condition Date, or owned and acquired subsequent thereto (except to the extent that such assets and properties have been disposed of for fair value in the ordinary course of business since the Association Statement of Condition Date), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items that secure liabilities that are reflected in said consolidated statement of condition or the notes thereto or that secure liabilities incurred in the ordinary course of business after the date of such consolidated statement of condition, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith, (iii) such encumbrances, liens, mortgages, security interests, pledges and title imperfections that are not in the aggregate material to the business, operations, assets and financial condition of the Association and (iv) with respect to owned real property, title imperfections noted in title reports set forth in the Association Disclosure Schedule. The Association as lessee has the right under valid and subsisting leases to occupy, use, possess and control all real property leased by the Association in all material respects as presently occupied, used, possessed and controlled by the Association.

                  3.11.2. The business operations and all insurable properties and assets of the Association are insured for its benefit against all risks which, in the reasonable judgment of the management of the Association, should be insured against, in each case under policies or bonds issued by insurers of recognized responsibility, in such amounts with such deductibles and against such risks and losses as are in the reasonable opinion of the management of the Association adequate for the business engaged in by the Association. As of the date hereof, the Association has not received any notice of cancellation or notice of a material amendment of any such insurance policy or bond and is not in default under any such policy or bond, no coverage thereunder is being disputed and all material claims thereunder have been filed in a timely fashion.

         3.12. MINUTE BOOKS. The minute books of the Association contain accurate records of all meetings and other corporate action held of its stockholders and Board of Directors (including committees thereof), for all meetings held and actions taken since January 1, 1991.

         3.13. RESERVES. As of the Association Statement of Condition Date, the allowance for loan losses in the Association Financial Statements was adequate based upon all factors required to be considered by the Association in determining the amount of such allowance. The methodology used to compute such allowance complies in all material respects with all applicable OTS and Department policies. As of the Association Statement of Condition Date, the reserve for OREO properties in the Association Financial Statements was adequate based upon all factors required to be considered by the Association in determining the amount of such reserve.

         3.14. NO PARACHUTE PAYMENTS. No officer, director, employee or agent (or former officer, director, employee or agent) of the Association is entitled now, or will or may be entitled to as a consequence of this Agreement or the Merger, to any payment or benefit from the Association, the Company or any subsidiary of the Association or the Company which if paid or provided would constitute an "excess parachute payment", as defined in Section 280G of the Code or regulations promulgated thereunder. The Association has established an adequate reserve in accordance with GAAP on the Association Financial Statements for all amounts payable to Gary Restivo pursuant to the Settlement Agreement, dated February 9, 1995 (the "Settlement Agreement").

         3.15. DISCLOSURE. No representation or warranty contained in Article III of this Agreement or in the Association Disclosure Schedule contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

         3.16. EMPLOYEE PLANS. Except as set forth in the Association Disclosure Schedule, the Association does not maintain, and has no liability of any kind or nature whatsoever (whether known or unknown, actual or contingent) under any former, employee benefit, welfare, bonus, deferred compensation, pension, profit sharing, stock option, employee stock ownership, consulting, severance or fringe benefit plans, formal or informal, written or oral, or any trust agreements related thereto, relating to any present or former directors, officers or employees of the Association.

         3.17. COMPLIANCE WITH LAWS AND ORDERS. Except as set forth in the Association Disclosure Schedule, the business of the Association has not been, and is not being, conducted in violation of any law, ordinance, regulation, judgment, order, decree, license or permit of any governmental entity (including, without limitation, all statutes, rules and regulations pertaining to the conduct of the banking business and the exercise of trust powers), except for possible violations which individually or in the aggregate do not, and, insofar as reasonably can be foreseen, in the future shall not, have a Material Adverse Effect on the Association. Except as set forth in the Association Disclosure Schedule, no investigation or review by any governmental entity with respect to the Association is pending or, to the knowledge of the Association, threatened, nor has any governmental entity indicated an intention to conduct the same, in each case other than those the outcome of which shall not have a Material Adverse Effect on the Association.

         3.18. AGREEMENTS WITH BANK REGULATORS. Except as set forth in the Association Disclosure Schedule, neither the Association nor any of its shareholders is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, Board resolution submitted to a regulatory authority or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any governmental entity which restricts materially the conduct of the Association's business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management or its stockholders, nor has the Association been advised by any governmental entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except as set forth in the Association Disclosure Schedule. The Association Disclosure Schedule also describes the status of any such matter. The Association is required by Section 32 of the Federal Deposit Insurance Act to give prior notice to a Federal banking agency of the proposed addition of an individual to its board of directors or the employment of an individual as a senior executive officer.

         3.19. ASSOCIATION ACTION. The Board of Directors of the Association (at a meeting duly called and held) has by the requisite vote of all directors present (a) approved this Agreement and (b) directed that the Agreement be submitted for consideration by the Association's stockholders.

         3.20.  ENVIRONMENTAL MATTERS.

         3.20.1. (a) For purposes of this Section 3.20.1, the following terms shall have the following meanings:

         "Branch Property" means all real property presently or formerly owned or operated by the Association on which branches or facilities are or were located.

         "Environmental Law" means any applicable federal, state or local statute, law, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction, directive, requirement or agreement with any Governmental Entity, now existing, relating to: (a) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as amended. The term Environmental Law includes, without limitation, (x) the following statutes, each as amended:

         (i) the federal Clean Air Act;

         (ii) the federal Clean Water Act;

         (iii) the federal Water Pollution Control Act of 1972;

         (iv) the federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto) ("RCRA");

         (v) the federal Comprehensive Environmental Response Compensation Liability Act of 1980 (including the Superfund Amendments and Reauthorization Act of 1986) ("CERCLA");

         (vi) the federal Toxic Substances Control Act;

         (vii) the federal Occupational Safety and Health Act of 1970;

         (viii) the federal Emergency Planning and Community Right-to-Know Act of 1986;

         (ix) the federal Safe Drinking Water Act;

         (x) the federal Solid Waste Disposal Act;

         (xi) the federal Insecticide, Fungicide and Rodenticide Act; and

         (xii) the Industrial Site Recovery Act ("ISRA").

and (y) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Substance.

         "Hazardous Substance" means any substance, whether liquid, solid or gas, listed, defined, designated, or classified as hazardous, toxic, radioactive, or dangerous under any applicable Environmental Law, whether by type or by quantity. Hazardous Substance includes, without limitation, (i) any "hazardous substance" as defined in CERCLA, (ii) any "hazardous waste" as defined in RCRA, and (iii) any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead and poly chlorinated biphenyls ("PCBs").

         "Real Property" means the Branch Property, all real property classified by the Association as OREO and all real property (including property held as trustee or in any other fiduciary capacity) over which the Association currently or formerly has exercised dominion, management or control.

         (b) Except as set forth in the Association Disclosure Schedule or as would not have a Material Adverse Effect on the Association:

                  (i) the Association is and has been in compliance with all applicable Environmental Laws,

                  (ii) the Real Property does not contain any Hazardous Substance in violation of any applicable Environmental Law,

                  (iii) the Association has not received any written notices, demand letters or written requests for information from any governmental entity or any third-party indicating that the Association may be in violation of, or liable under, any Environmental Law.

                  (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or threatened against the Association with respect to the Association or the Real Property relating to any violation, or alleged violation, of any Environmental Law;

                  (v) no reports have been filed, or are required to be filed, by the Association concerning the release of any Hazardous Substance or the threatened or actual violation of any Environmental Law on or at the Real Property;

                  (vi) to the knowledge of the Association, there are no underground storage tanks on, in or under any of the Branch Property and no underground storage tanks have been abandoned or removed from any Branch Property while such Branch Property was owned or operated by the Association; and

                  (vii) to the knowledge of the Association, the Association has not incurred, and none of the Real Property is presently subject to, any liabilities (fixed or, to the knowledge of the Association, contingent) relating to any suit, settlement, court order, administrative order, judgment or claim asserted or arising under any Environmental Law.

         (c) For purposes of this Section 3.20, "to the knowledge of the Association" shall mean to the knowledge of each person with the title of Vice President of the Association or higher.

         (d) There are no permits, licenses or registrations required under any Environmental Law with respect to the Branch Property presently operated by the Association;

         (e) The Association has not received written notice that any part of the Real Property has been or is listed as a site having thereon Hazardous Substances pursuant to any Environmental Law.

         3.21. LABOR RELATIONS. Except as set forth in the Association Disclosure Schedule, the Association is not a party to or bound by any collective bargaining agreement respecting its employees, nor is there pending, or to the best knowledge of the Association threatened, any strike, walk out or other work stoppage or labor organizational effort.

         3.22. INDEMNIFICATION. Except as set forth in the Certificate of Incorporation and By-Laws of the Association or in the Association Disclosure Schedule, (i) the Association is not a party to any indemnification agreement with any of its present or future directors, officers, employees, agents or other persons who serve or served in any other capacity with any other enterprise at the request of the Association (a "Covered Person"), and (ii) to the best knowledge of the Association, there are no claims for which any Covered Person would be entitled to indemnification under the Certificate of Incorporation or By-Laws of the Association, or otherwise.

            ARTICLE IV-REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         References herein to "Company Disclosure Schedules" shall mean all of the disclosure schedules required by this Article IV, dated as of the date hereof and referenced to the specific sections and subsections of Article IV of this Agreement, which have been delivered on the date hereof by the Company to the Association. The Company hereby represents and warrants to the Association as follows:

         4.1. ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of New Jersey. The Company has full power and authority, corporate and otherwise, to own or lease all of its properties and assets and to carry on its business as it is now being conducted.

         4.2      AUTHORITY; NO VIOLATION.

                  4.2.1. AUTHORITY. The Company has full power and authority, corporate and otherwise, to execute and deliver this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of the Company in accordance with the Certificate of Incorporation of the Company and all applicable laws and regulations. No other corporate proceedings on the part of the Company are necessary to consummate the transactions so contemplated. This Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

                  4.2.2. Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby in accordance with the terms hereof, or compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the Company's Certificate of Incorporation or By-Laws, (ii) assuming that the consents and approvals set forth below are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its properties or assets, or (iii) except as set forth in the Company Disclosure Schedule, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of the Company under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, commitment, pledge, permit, deed of trust, license, lease, contract, agreement or other instrument or obligation or any judgment, order, decree, law, rule or other restriction of any governmental authority, in each case to which the Company is a party, or by which the Company may be bound or to which any of its assets or properties are subject except, with respect to (ii) and (iii) above, such as individually or in the aggregate will not have a Material Adverse Effect on the Company and its subsidiaries taken as a whole and which will not prevent or delay the consummation of the transactions contemplated hereby.

         Except for consents and approvals of or filings or registrations with or notices to the FDIC, the Office of the Comptroller of the Currency (the "OCC"), the Department, the DEPE, the Federal Reserve Board and the OTS, no consents or approvals of or filings or registrations with or notices to any third party or any public body or authority are necessary on behalf of the Company in connection with (x) the execution and delivery by the Company of this Agreement and (y) the consummation by the Company of the Merger and the other transactions contemplated hereby.

         4.3 FINANCES. At the Closing, the Company will have sufficient cash resources to consummate the Merger and to pay the Per Share Consideration.

         4.4 CAPITAL RATIO. The Company has no reason to believe that as of the Closing, on a pro forma basis giving effect to the Merger, (i) the Company's Tier I risk-based capital ratio will be less than 4%, (ii) the Company's total risk-based capital ratio will be less than 8%, or (iii) the Company's leverage ratio will be less than 5%.

         4.5 CRA COMPLIANCE. The Company has no reason to believe that it is in material violation of the provisions of the Community Reinvestment Act of 1977, as amended.

         4.6. ABSENCE OF CERTAIN CHANGES OR EVENTS. There has not been any material adverse change in the business, results of operations, assets, prospects (financial or otherwise) or financial condition of the Company and its subsidiaries since September 30, 1995 and, to the best of the Company's knowledge, no facts or conditions exist which are likely to cause such a material adverse change in the future.

         4.7. REPORTS. The Company's bank subsidiary, Union Center National Bank (the "Bank"), has, since January 1, 1995, duly filed with the OCC in form which was correct in all material respects the monthly, quarterly and annual financial reports required to be filed under applicable laws and regulations, and the Bank promptly will deliver or make available to the Association accurate and complete copies of such reports.

         4.8. DISCLOSURE. No representation or warranty contained in Article IV of this Agreement or in the Company Disclosure Schedule contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

         4.9. AGREEMENTS WITH BANK REGULATORS. Neither the Company nor the Bank is a party to any agreement or memorandum of understanding with, or a party to any commitment letter, Board resolution submitted to a regulatory authority or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, any governmental entity which would materially affect the ability of the Company to perform its obligations hereunder nor has the Company or the Bank been advised by any governmental entity that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar submission, except as disclosed in the Company Disclosure Schedule.

         4.10. COMPANY ACTION. The Board of Directors of the Company (at a meeting duly called and held) has by the requisite vote of all directors present
(a) determined that the Merger is advisable and in the best interests of the Company and (b) approved this Agreement and the transactions contemplated hereby, including the Merger.

         4.11. BROKER'S FEES. Other than Capital Consultants of Princeton, Inc., no person is or will be entitled to a broker's, finder's, investment banker's, financial adviser's or similar fee from the Company in connection with this Agreement or any of the transactions contemplated hereby. The fees and expenses of Capital Consultants of Princeton, Inc. shall be the sole responsibility of the Company.


                               ARTICLE V-COVENANTS

         5.1. ACQUISITION PROPOSALS. The Association shall not, directly or indirectly, and shall instruct and otherwise use its best efforts to cause its stockholders, officers, directors, employees, agents or advisors or other representatives or consultants not to, directly or indirectly, (i) encourage, solicit or initiate any proposals or offers from any person relating to any acquisition or purchase of all or a material amount of the assets of, or any securities of, or any merger, consolidation or business combination with, the Association (such transactions are referred to herein as "Acquisition Transactions") or (ii) participate in any discussions or negotiations regarding, or furnish to any other person any information with respect to, an Acquisition Transaction. The Association shall promptly notify the Company orally and in writing of any proposal or offer regarding an Acquisition Transaction, any inquiries with respect thereto and any request for information relating thereto. Such written notification shall include the identity of the entity making such inquiry or Acquisition Transaction proposal or offer or request and such other information with respect thereto as is reasonably necessary to apprise the Company of the material terms of such Acquisition Transaction proposal or offer or request and all other material information relating thereto.

         5.2. INTERIM OPERATIONS OF THE ASSOCIATION. During the period from the date of this Agreement to the Effective Date, except as expressly provided in this Agreement, as required by law, or as otherwise approved in writing and in advance by the Company:

                  5.2.1. CONDUCT OF BUSINESS. The Association shall conduct its business only in, and not take any action except in, the ordinary course of the Association's business. The Association shall use reasonable efforts to preserve intact the business organization of the Association, to keep available the services of its present key officers and employees and to preserve the goodwill of those having business relationships with the Association. Without limiting the generality of the foregoing, the Association shall not pay interest on its deposits (or offer other incentives which have the effect of increasing the rate of interest otherwise payable on such deposits) at a rate per annum which is significantly in excess of market interest rates on deposits of similar type, size and maturity.

                  5.2.2. CERTIFICATE OF INCORPORATION AND BY-LAWS. The Association shall not make any change or amendment to its Certificate of Incorporation or By-Laws .

                  5.2.3. CAPITAL STOCK. The Association shall not issue or sell any shares of capital stock or any other securities or issue any subscriptions, options, warrants, rights, convertible securities or enter into any agreements or commitments of any character relating to the issued or unissued capital stock or other securities of the Association obligating the Association to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Association or obligating the Association to grant, extend or enter into any subscription, option, warrant, right, convertible security or other similar agreement or commitment or enter into any arrangement or contact with respect to the purchase or voting of shares of its capital stock, or adjust, split, combine or reclassify any of its capital stock or other securities or make any other changes in its capital structure.

                  5.2.4. DIVIDENDS. The Association shall not declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, stock or property) with respect to, or purchase or redeem, any shares of its capital stock; provided, however, that the payments to Alex Sheshunoff Investment Banking contemplated by Section
         3.5 and compliance with the provisions of Section 6.3.6 and 6.3.8 shall be deemed not to violate the provisions of this Section 5.2.4.

                  5.2.5. EMPLOYEE PLANS, COMPENSATION, ETC. Except as set forth in the Association Disclosure Schedule, the Association shall not adopt or amend any bonuses, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit agreements, trusts, plans, funds, employee stock ownership, consulting, severance or fringe benefit plan, formal or informal, written or oral, or other arrangements for the benefit or welfare of any director, officer or employee, or (except pursuant to commitments of the Association existing as of the date hereof as disclosed in the Association Disclosure Schedule) increase the compensation or fringe benefits of any director, officer or employee (other than in the ordinary course of business consistent with past practices) or pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options or stock appreciation rights) or take any action or grant any benefit not required under the terms of any existing agreements, trusts, plans, funds or other such arrangements or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

                  5.2.6. REPRESENTATIONS AND COVENANTS. The Association shall not take any action, or knowingly omit to take any action, that would, or that would reasonably be expected to, result in (A) any of the representations and warranties of the Association set forth in

         Article III becoming untrue or (B) any of the conditions to closing set forth in Sections 6.1 or 6.3 not being satisfied.

              5.2.7. OTHER ACTIONS. The Association shall not take any action that would, in any such case, (i) materially delay or adversely affect the ability of the Association or its shareholders to obtain any approvals of governmental entities required to permit consummation of the Merger or (ii) materially adversely affect its ability to perform its obligations under this Agreement.

              5.2.8. ENVIRONMENTAL ACTIONS. The Association shall not change any of its existing policies and practices with respect to taking any action that results or would be likely to result in it being deemed to exercise dominion, management or control over collateral securing any extension of credit (other than residential and one-to-four-family dwellings); PROVIDED, HOWEVER that such practices comply with all Environmental Laws and PROVIDED FURTHER, HOWEVER that the Association shall not take any such action with respect to any outstanding extension of credit (other than residential and one-to-four-family dwellings) in an amount of $25,000 or more or in connection with which there is reasonably anticipated to be an environmental exposure of $5,000 or more without prior consultation with the Company.

         5.3. COMPANY REPRESENTATIONS AND COVENANTS. The Company shall not take any action, or knowingly omit to take any action, that would, or that would reasonably be expected to, result in (A) any of the representations and warranties of the Company set forth in Article IV becoming untrue or (B) any of the conditions to closing set forth in Sections 6.1 or 6.2 not being satisfied.

         5.4. ACCESS AND INFORMATION. Upon reasonable notice and at reasonable times, the Association shall afford to the Company and its representatives (including, without limitation, directors, officers and employees of the Company and its affiliates and counsel, accountants and other professionals retained by
it) access during normal business hours throughout the period prior to the Effective Date to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as the Company reasonably requests; PROVIDED, HOWEVER, that the Association shall not be required to provide access to any such information if the providing of such access (i) would violate a binding contractual obligation, (ii) would, as advised by outside counsel, be reasonably likely to result in the loss or impairment of any privilege with respect to such information or (iii) would be precluded by any law, ordinance, regulation, judgment, order, decree, license or permit of any governmental entity. Any access granted to the Company pursuant to this Section 5.4 shall not in any way limit any representation or warranty set forth in this Agreement. The rights and obligations of each of the Bank and the Association pursuant to the Confidentiality Letter Agreements ("Confidentiality Agreements") between the Bank and the Association, shall survive the execution and delivery of this Agreement, and all information heretofore and hereafter obtained by the Company or any of its advisors pursuant to this Section 5.4 or otherwise shall be deemed Evaluation Material (as that term is defined in such Confidentiality Agreements) and shall remain subject to the provisions of such Confidentiality Agreements until the Effective Date.

         5.5. CERTAIN FILINGS, CONSENTS AND ARRANGEMENTS. The Company, the Bank and the Association shall (a) cooperate with the Company in filing all applications and reports required to be filed with all applicable governmental entities between the date of this Agreement and the Effective Date with respect to the Merger and the other transactions contemplated by this Agreement (including without limitation the Post-Closing Merger (as hereinafter defined) described in Section 5.6 hereof), (b) cooperate with one another (i) in promptly determining whether any other filings are required to be made or consents, approvals, permits or authorizations are required to be obtained under any other applicable federal, state or foreign law or regulation and (ii) in promptly making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such consents, approvals, permits or authorizations and (c) subject to the qualifications set forth in the proviso in
Section 5.4, deliver to the other party hereto copies of all such reports and filings promptly after they are filed. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not be required to take any action that would subject it to any obligations under ISRA unless the Effective Date shall have occurred.

         5.6 POST-CLOSING MERGER. Immediately after the Effective Date, the Company, as the sole shareholder of the Association and the Bank, intends to merge the Association with and into the Bank (the "Post-Closing Merger"). The Association shall, at the Company's expense, take all actions reasonably requested by the Company, including without limitation the processing of all applications and filings contemplated by Section 5.5 hereof) in order to enable the Company to effect the Post-Closing Merger immediately after the Effective Date. For purposes of this Agreement, the term "Surviving Bank" shall mean the Bank as the surviving entity of the Post-Closing Merger and the term "Constituent Banks" shall mean the parties to the Post-Closing Merger.

          5.7. LOAN SALES. From time to time after the date hereof and prior to the Closing, the Company shall have the right to require the Association to dispose of one or more of the loans or other extensions of credit listed on
Schedule 5.7 (the "Affected Loans") at the Closing. In the event that the Company wishes to exercise its rights under this Section 5.7, the Company shall give written notice to the Association referencing this Section 5.7 and setting forth the Affected Loans to be disposed. Promptly after receipt of such notice, the Association shall use its best efforts to dispose of the Affected Loans for cash to a bona fide purchaser in the open market at the Closing. The Association shall provide the Company with regular updates regarding the status of the Association's disposition activities upon request. Notwithstanding the foregoing, the Association shall not be required to comply with the provisions of this Section 5.7 until the Effective Date.

         5.8. ASSESSMENT ACCRUALS. To the extent permitted under GAAP, prior to the Closing the Association shall make appropriate provisions on its financial statements to account for any "special" or "one-time" SAIF assessments which may be imposed on the deposits of the Association subsequent to the Effective Date. Notwithstanding the foregoing, the Association shall not be required to comply with the provisions of this Section 5.8 until the Effective Date.

         5.9. OTHER ADJUSTMENTS. Prior to the Closing, the Association shall write down the value of its bank premises to an amount which approximates the fair value of such premises as determined by the appraisals obtained by the Company. Notwithstanding the foregoing, the Association shall not be required to comply with the provisions of this Section 5.9 until the Effective Date.

         5.10. ADDITIONAL AGREEMENTS. Subject to the terms and conditions herein provided, each of the parties hereto shall use its best efforts to take promptly, or cause to be taken, all actions and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement (including, without limitation, the Post-Closing Merger), including, without limitation, using its best efforts to obtain all necessary actions or non-actions, extensions, waivers, consents and approvals from all applicable governmental entities, effecting all necessary registrations and filings (including, without limitation, making all filings under any applicable banking and securities laws) and obtaining any required contractual consents. If, at any time after the Effective Date, the Surviving Bank considers or is advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Bank its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Banks acquired or to be acquired by the Surviving Bank as a result of, or in connection with the Merger or the Post-Closing Merger or otherwise to carry out the purposes of this Agreement, the officers and directors of the Surviving Bank shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Banks or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Banks or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Bank or otherwise to carry out the purposes of this Agreement.

         5.11. PUBLICITY. The initial press release announcing this Agreement shall be a joint press release reasonably acceptable to the Association and the Company, and thereafter (until the Effective Date) the Association and the Company shall consult with each other before issuing any press releases with respect to the transactions contemplated hereby or making any filings with any governmental entity with respect thereto.

         5.12. ISRA APPROVAL. The Association, at its sole cost and expense, shall obtain prior to the Effective Date (i) a determination from the DEPE that the Merger is not subject to the requirements of ISRA, or (ii) an order issued by the DEPE pursuant to ISRA authorizing the consummation of the transaction contemplated by this Agreement prior to the issuance of any "Negative Declarations" or approval of any "Clean-Up Plans," as such terms are defined under ISRA or (iii) "Negative Declarations" or approvals of any "Clean-up Plans" with respect to each property in New Jersey which the Association owns or operates, in each case to the extent that such property renders the provisions of ISRA applicable to the transaction contemplated by this Agreement. The Association will post or have posted with the DEPE a surety bond or other financial security approved by the DEPE in an amount requested by the DEPE as required in furtherance of the Association's obligations under this covenant.

         5.13. EMPLOYEE MATTERS. The Company shall interview all of the existing employees of the Association so as to determine their relative qualifications and shall make appropriate staffing decisions with respect to those employees as the Company may determine in its sole discretion.

         5.14. TRANSFER COVENANTS. From and after the date hereof, the Association shall not reflect on its books any Transfer (as such term is defined in the Inducement Agreement) of Trust Shares (as such term is defined in the Inducement Agreement) except in accordance with the terms of the Inducement Agreement.

         5.15. PAYMENT OF CERTAIN AMOUNTS. Prior to Closing, the Association shall have fully discharged all of its obligations under the Settlement Agreement.

         5.16. TRUTH IN LENDING COVENANTS. The Association shall take all actions as may be necessary or advisable to fully resolve all outstanding violations of the Truth in Lending Act ("TILA") and/or the provisions of Regulation Z promulgated thereunder, whether existing on the date hereof or arising prior to the Closing (the "TILA Violations"), on or prior to the Closing or as soon thereafter as practicable. Without limiting the generality of the foregoing, the Association shall (i) within 40 business days after the date hereof, deliver to all persons entitled thereto appropriate notices of their right to rescind extensions of credit made by the Association meeting the requirements of TILA and 12 C.F.R. 226.23(A) (as determined in the written opinion of Hehl & Hehl, special independent counsel to the Association, which opinion shall be satisfactory, in form and substance, to the Company), (ii) rescind any outstanding extension of credit which is the subject of a TILA Violation if such rescission is timely requested by any person entitled by TILA and Regulation Z to rescind such credit, (iii) pay any statutory and other damages resulting from the TILA Violations, and (iv) pay any other fines, penalties, charges, costs, expenses or damages incurred in connection with the provisions of this Section 5.16; PROVIDED, HOWEVER, that the Company expressly acknowledges that the Association shall have the right to institute appropriate proceedings if the Association deems such proceedings to be reasonably necessary in fully resolving the TILA Violations and the effects thereof.

         5.17. PLANNING BOARD DETERMINATIONS. The Association shall use its best efforts to obtain the Planning Board determinations contemplated by the letter agreement, dated February 14, 1996 (the "Side Letter"), from Washington Group, Ltd., Lehigh Financial Corp., the Stockholder and Mildred Margolis to the Company and the Association.


                              ARTICLE VI-CONDITIONS

         6.1. CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the following conditions:

              6.1.1. The Merger shall have been approved and adopted by the requisite vote of the holders of the Common Stock.

              6.1.2. All authorizations, consents, orders or approvals of, and all expirations of waiting periods imposed by, any governmental entity or other third party (collectively, "Consents") which are necessary for the consummation of the Merger and the Post-Closing Merger (other than immaterial Consents, the failure to obtain which would not have a material adverse effect on the Company or the Association) shall have been obtained or shall have occurred and shall be in full force and effect at the Effective Date; PROVIDED, HOWEVER, that the entry by a court, in any suit brought by a private party or governmental entity challenging the Merger or the Post-Closing Merger as violative of the antitrust laws, of an order or decree permitting the Merger or the Post-Closing Merger, but requiring that any of the businesses, product lines or assets of the Bank or the Association be held separate thereafter, shall not be deemed to satisfy the conditions specified in this Section 6.1.2.

              6.1.3. No temporary restraining order, preliminary or permanent injunction or other order by any federal or state court in the United States which prevents the consummation of the Merger or the Post-Closing Merger shall have been issued and remains in effect.

     6.2. CONDITIONS TO OBLIGATIONS OF THE ASSOCIATION TO EFFECT THE MERGER. The obligation of the Association to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Date of the additional following conditions:

              6.2.1. The Company shall have performed in all material respects its covenants contained in this Agreement required to be performed at or prior to the Effective Date.

              6.2.2. The representations and warranties of the Company contained in this Agreement shall be true in all material respects when made, and as of the Effective Date as if made at and as of such time, except as expressly contemplated or permitted by this Agreement and except for representations and warranties relating to a time or times other than the Effective Date which were or shall be true in all material respects at such time or times.

              6.2.3. The Company shall have delivered to the Association a Certificate dated the date of the Closing, signed by the President or Chief Financial Officer of the Company that, to the best of his knowledge and belief after due inquiry, the conditions set forth in Sections 6.2.1 and 6.2.2 have been satisfied.

         6.3. CONDITIONS TO OBLIGATION OF THE COMPANY TO EFFECT THE MERGER. The obligation of the Company to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Date of the additional following conditions:

              6.3.1. The Association shall have performed in all material respects its covenants contained in this Agreement required to be performed at or prior to the Effective Date.

              6.3.2. The representations and warranties of the Association contained in this Agreement shall be true in all material respects when made, and as of the Effective Date as if made at and as of such time, except as expressly contemplated or permitted by this Agreement and except for representations and warranties relating to a time or times other than the Effective Date which were or shall be true in all material respects at such time or times.

              6.3.3. The Association shall have delivered to the Company a Certificate dated the date of the Closing, signed by the Chief Executive Officer or Chief Financial Officer of the Association that, to the best of his knowledge and belief after due inquiry, the conditions set forth in Sections 6.3.1 and 6.3.2 have been satisfied.

              6.3.4. The Trustee shall have voted in favor of the transactions contemplated hereby, including the Merger, and no default, breach or violation of any of the representations, warranties, covenants and agreements of the Trustee contained in the Inducement Agreement (or any certificate or other document delivered pursuant thereto) shall have occurred and be continuing.

              6.3.5. Prior to or at the Closing, the Company shall have received general releases, in form and substance satisfactory to the Company, executed by each of the Trustee and the Stockholder, in favor of the Association and certain related parties and containing such other terms as the Company may reasonably require.

              6.3.6. Prior to or at the Closing, the Bank and the Stockholder shall have entered into an agreement, in form and substance satisfactory to the Bank, granting the Bank the right to either terminate the Association's lease of the premises located at 952 Stuyvesant Avenue, Union, New Jersey on the 90th day after the Closing or, at the Bank's option, continue such lease on a month-to month basis for up to three months after the end of such 90-day period and containing such other terms as the Bank may reasonably require.

              6.3.7. The aggregate deposits of the Association as of a date not more than five business days prior to the Closing shall not be less than $62.5 million and the Association shall have provided the Company with satisfactory evidence regarding the composition and amounts of such deposits as of such date.

              6.3.8. The Association shall have entered into agreements satisfactory to the Bank regarding the premises located at 944 Stuyvesant Avenue, Union, New Jersey such that the Surviving Bank shall not be obligated either to lease such premises from the owner thereof or to sublet such premises to any sublessee thereof and such other agreements relating to such premises as are described in the Side Letter.

              6.3.9. The Company shall have received all such assurances as it shall reasonably require to the effect that the Post-Closing Merger may be consummated immediately after the Effective Date without any further approvals or consents of any governmental authority.

              6.3.10. The Company shall have received satisfactory evidence that
         (i) the Association has taken all actions necessary to resolve all outstanding TILA Violations in accordance with Section 5.16 and (ii) subject to the provisions of Section 5.16, at the Closing the Association is in full compliance in all respects with the provisions of TILA and Regulation Z promulgated thereunder; PROVIDED, HOWEVER, that this condition shall be deemed not to have been met if the costs incurred or expected to be incurred by the Association in complying with the provisions of Section 5.16 (including, without limitation, all out-of-pocket expenses, the fees and disbursements of counsel to the Association, all fines, penalties, charges, costs, expenses or damages, all interest and fees foregone or refunded in respect of extensions of credit which are rescinded pursuant to Section 5.16 and all expenses incurred or to be incurred in connection with any proceedings relating thereto) exceed $30,000 in the aggregate, net of all amounts actually received by the Association in reimbursement thereof prior to Closing (collectively, "TILA Costs"). For purposes of this Section 6.3.10, TILA Costs shall be reduced by the sum of (i) the aggregate amount of Qualifying TILA Costs deducted from the Per Share Consideration in respect thereof as provided in Section 2.3 hereof and (ii) the aggregate amount, if any, deposited by the Company into the Escrow Account in accordance with Section 2.3.

              6.3.11. The Company shall have received satisfactory evidence that the representations and warranties set forth in the second paragraph of the Side Letter are true and correct in all material respects as of the Closing.


                            ARTICLE VII-MISCELLANEOUS

         7.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Date, whether before or after approval by the stockholders of the
Association:

              7.1.1.  by mutual consent of the Company and the Association;

              7.1.2. by either the Company or the Association if the Merger shall not have been consummated on or before December 31, 1996 (provided the terminating party is not otherwise in material breach of its obligations under this Agreement);

              7.1.3. by either the Company or the Association, in the event of
         (i) a breach by the other party of any representation or warranty contained herein, which breach has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach and which breaches, individually or in the aggregate, would cause the conditions set forth in Sections 6.2.2, 6.3.2 or 6.3.4 as the case may be, not to be met if the date of the action described above were the date of the Closing or (ii) a material breach by the other party of any of the covenants or agreements contained herein, which breach has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach;

              7.1.4. by the Association if any of the conditions specified in Sections 6.1 and 6.2 have not been met or waived by the Association at such time as such conditions can no longer be satisfied;

              7.1.5. by the Company if any of the conditions specified in Sections 6.1 and 6.3 have not been met or waived by the Company at such time as such condition can no longer be satisfied; and

              7.1.6. by the Company in the event of any material breach of the provisions of the Inducement Agreement.

         7.2. NON-SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND AGREEMENTS. The representations, warranties and covenants in this Agreement shall terminate at the Effective Date or the earlier termination of this Agreement pursuant to
Section 7.1, as the case may be; PROVIDED, HOWEVER, that if the Merger is consummated, Sections 5.10, 7.2 and 7.5 hereof shall survive the Effective Date to the extent contemplated by such Sections; PROVIDED, FURTHER, HOWEVER that the last sentence of Section 5.4 and all of Section 7.5 hereof shall in all events survive any termination of this Agreement.

         7.3. INTERPRETATION. Unless the contest of this Agreement expressly indicates otherwise, (i) any singular term in this Agreement shall include the plural and any plural term shall include the singular and (ii) the term section or schedule shall mean a section or schedule of or to this Agreement. Each of the parties hereto acknowledge that this Agreement has been prepared jointly by the parties hereto, and shall not be strictly construed against either party.

         7.4. PARTIES IN INTEREST; ASSIGNMENT. This Agreement is not intended to nor shall it confer upon any other person other than the parties hereto any rights or remedies.

         7.5.  EXPENSES.

              7.5.1. Subject to Section 7.5.2, the parties hereto shall each be responsible for their own costs and expenses relating to this Agreement.

              7.5.2. If this Agreement is terminated by the Association or the Company pursuant to Sections 7.1.3, 7.1.4 or 7.1.5, respectively, because of the willful breach of any representation, warranty, covenant, undertaking or restriction contained in this Agreement and if the terminating party is not in material breach of any representation, warranty, covenant, undertaking or restriction contained in this Agreement, then the breaching party shall pay all costs and expenses of the terminating party; PROVIDED, HOWEVER, that if this Agreement is terminated under circumstances other than those described in the preceding clauses of this Section 7.5.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. Nothing contained in this Section 7.5.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a party of the terms of this Agreement or otherwise limit the rights of the non-breaching party.

              7.5.3. Final settlement with respect to payment of fees and expenses by the parties to this Agreement pursuant to Section 7.5.2 shall be made within thirty (30) days of the termination of this Agreement.

         7.6. ENFORCEMENT OF THE AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         7.7. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by and rule of law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the partes hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

         7.8. NOTICES. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile or sent by certified, registered or express air mail, postage prepaid, and shall be deemed given when so delivered personally, or by facsimile, or if mailed, five days after the date of mailing, as follows:

If to the Company:         2455 Morris Avenue
                           Union, New Jersey  07083
                           Telephone:    (908) 688-9500
                           Facsimile:    (908) 688-3043
                           Attention:    Jack Davis

With a copy to:            Lowenstein, Sandler, Kohl,
                            Fisher & Boylan
                           65 Livingston Avenue
                           Roseland, New Jersey  07068
                           Telephone:  (201) 992-8700
                           Facsimile:  (201) 992-5820
                           Attention:  Peter H. Ehrenberg, Esq.

If to the Association:     950 Stuyvesant Avenue

                           Union, New Jersey   07083
                           Telephone:  (908) 686-6655
                           Facsimile:  (908) 851-9523
                           Attention:  Joseph LaMountain

With copies to:            Levy, Lybeck, Bertele & Beck
                           385 Morris Avenue
                           P.O. Box 478
                           Springfield, New Jersey   07081
                           Telephone:   (201) 912-7200
                           Facsimile:   (201) 912-7272
                           Attention:   E. Robert Levy, Esq.

and:                       Horace J. DePodwin
                           c/o Economic Studies, Inc.
                           One Gateway Center
                           Suite 420
                           Newark, New Jersey   07102-4082
                           Telephone:   (201) 621-0180
                           Facsimile:   (201) 621-0182

and:                       Pitney, Hardin, Kipp & Szuch
                           200 Campus Drive
                           Florham Park, New Jersey 07932-0950
                           Telephone:  (201) 966-6300
                           Facsimile:  (201) 966-1550
                           Attention:  Joseph Lunin, Esq.

         7.9. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New Jersey without reference to choice of law principles thereof.

         7.10. ASSIGNMENT; SUCCESSORS AND ASSIGNS. This Agreement may not be assigned, and any attempted assignment shall be null and void. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives.

         7.11. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

         7.12. TITLES AND HEADINGS. The titles, headings and table of contents in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

         7.13. ENTIRE AGREEMENT. This Agreement, including the Schedules attached hereto, and the Confidentiality Agreement shall constitute the entire agreement among the parties with respect to the matters covered hereby and shall supersede all previous written, oral or implied understandings among them with respect to such matters.

         7.14. AMENDMENT AND MODIFICATION. This Agreement may only be amended or modified in writing signed by the party against whom enforcement of such amendment or modification is sought.

         7.15. WAIVER. Except as otherwise required by law, any of the terms and conditions of this Agreement may be waived at any time by the party or parties entitled to the benefit thereof, but only by a writing signed by the party or parties waiving such terms or conditions.


                  [Remainder of page intentionally left blank]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                                            CENTER BANCORP, INC.


                                            By: ________________________________
                                                Name:
                                                Title:




                                            LEHIGH SAVINGS BANK, S.L.A.


                                            By: ________________________________
                                                Name:
                                                Title:

                                 FIRST AMENDMENT

     FIRST AMENDMENT, dated March 19, 1996 (this "Amendment"), to the Agreement and Plan of Merger, dated as of February 14, 1996 (the "Merger Agreement"), by and between Center Bancorp, Inc. (the "Company") and Lehigh Savings Bank, S.L.A. ("Lehigh").

                              W I T N E S S E T H:
                              - - - - - - - - - -
     WHEREAS, the Company and Lehigh previously entered into the Merger
Agreement;

     WHEREAS, pursuant to the Merger Agreement a subsidiary of the Company ("Merger Sub") is to be merged with and into Lehigh; and

     WHEREAS, the Merger Agreement provides that Merger Sub will be a New Jersey state chartered capital stock savings and loan association; and

     WHEREAS, the Company and Lehigh have agreed that it is in their mutual best interests that the Merger Agreement be amended to provide that Merger Sub will be a national association organized under the National Bank Act, as amended, and to make certain other changes relating thereto; and

     WHEREAS, except as expressly amended pursuant to the terms of this Amendment, the Merger Agreement shall continue in full force and effect;

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound, the parties hereto agree as follows:

     Section 1. The first recital of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

          "WHEREAS, the respective Boards of Directors of the Company and the Association, by the requisite vote required under applicable law, have each determined that it is in the best interests of the Company and the Association and their respective stockholders for the Company to acquire the Association by (i) organizing an interim national association (the "Merger Sub") and (ii) merging Merger Sub with and into the Association upon the terms and subject to the conditions set forth herein (the "Merger");"

     Section 2. Section 1.1 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

          "1.1. Merger. Subject to the terms and conditions of this Agreement, on the Effective Date (as defined in Section 1.2), the Merger Sub shall be merged with and into the Association and the separate legal existence of Merger Sub shall thereupon cease in accordance with the applicable provisions of the National Bank

     Act, as amended (the "Act"), and any other applicable law. The Merger shall be treated as a taxable purchase of the Common Stock of the Association by the Company for federal and state income tax purposes."

     Section 3. Section 1.2 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

          "1.2. Effective Date. As soon as practicable following fulfillment or waiver of the conditions specified in Article VI, and provided that this Agreement has not been terminated or abandoned pursuant to Section 7.1, Merger Sub and the Association (the "Constituent Entities") shall take all action (in the manner contemplated by this Agreement) necessary under the Act and any other applicable law to cause the Merger to become effective. The date upon which the Merger is declared effective by the applicable regulatory authority is hereinafter referred to as the "Effective Date.""

     Section 4. Section 1.3 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

          "1.3. Effect of Merger. The Merger shall have the effects specified in the Act and other applicable law. Without limiting the generality of the foregoing, the corporate existence of each of Merger Sub and the Association shall be merged into each other and all of their respective rights, privileges and franchises, and their respective right, title and interest in and to all property of whatever kind, whether real, personal or mixed, and things in action and every right, privilege, interest or asset of value or benefit then existing shall be vested in the Association as the surviving entity of the Merger (sometimes hereinafter referred to as the "Surviving Entity")."

     Section 5. Section 1.5 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

          "1.5. Certificate of Incorporation and By-laws. The Certificate of Incorporation and By-Laws of Merger Sub in effect immediately prior to the Effective Date shall be the Certificate of Incorporation and By-Laws of the Surviving Entity, until duly amended in accordance with their terms and applicable law."

     Section 6. Section 1.6 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

          "1.6 Directors and Officers. The directors and officers of Merger Sub immediately prior to the Effective Date shall be the directors and officers, respectively, of the Surviving Entity, from and after the Effective Date, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the terms of the Surviving Entity's Certificate of Incorporation and By-Laws and applicable law."

Section 7. Except as expressly amended pursuant to the terms of this Amendment, the Merger Agreement shall continue in full force and effect.

                  [Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

                             CENTER BANCORP, INC.

                             By: ------------------------------

                             Name:   John J. Davis
                              Title: President and Chief Executive Officer




                             LEHIGH SAVINGS BANK, S.L.A.

                             By: ------------------------------

                             Name:   Joseph LaMountain
                              Title: President and Chief Executive Officer

                                SECOND AMENDMENT
                                ----------------

     SECOND AMENDMENT, dated April 30, 1996 (this "Amendment"), to the Agreement and Plan of Merger, dated as of February 14, 1996, as amended as of March 19, 1996 (the "Merger Agreement"), by and between Center Bancorp, Inc. (the "Company") and Lehigh Savings Bank, S.L.A. ("Lehigh").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, the Company and Lehigh previously entered into the Merger Agreement; and

     WHEREAS, Lehigh has suffered certain realized and unrealized losses in its investment portfolio since December 31, 1995; and

     WHEREAS, the Company and Lehigh have agreed that (i) Lehigh will liquidate substantially all of its investment portfolio no later than the close of business on the date hereof and (ii) the Per Share Consideration will be reduced as set forth herein; and

     WHEREAS, the Company and Lehigh wish to make certain other changes in the terms of the Merger Agreement as provided herein; and

     WHEREAS, except as expressly amended pursuant to the terms of this Amendment, the Merger Agreement shall continue in full force and effect;

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound, the parties hereto agree as follows:

     Section 1. Section 1.5 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

          "1.5. Certificate of Incorporation and By-Laws. The Certificate of Incorporation and By-Laws of the Association in effect immediately prior to the Effective Date shall be the Certificate of Incorporation and By-Laws of the Surviving Entity, until duly amended in accordance with their terms and applicable law."

     Section 2. Section 2.1.1 of the Merger Agreement is hereby amended by deleting the words "$15.2867 per share" in clause (c) thereof and inserting in lieu thereof the words "$14.140308 per share".

     Section 3. Section 3.2 of the Merger Agreement is hereby amended by deleting the number "392,500" and inserting in lieu thereof the number "392,495".

     Section 4. Section 3.6.1 of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

          "3.6.1. Except as disclosed in the Association Disclosure Schedule and excluding (i) losses of up to $1 million realized subsequent to December 31, 1995 and on or before April 30, 1996 solely as a result of the liquidation of the Association's investment portfolio as provided in
     Section 5.18 or in anticipation thereof, (ii) decreases in the Association's operating income occurring from and after April 30, 1996 solely as a result of the liquidation of the Association's investment portfolio as provided in Section 5.18, and (iii) losses related to the Affected Loans, there has not been any material adverse change in the business, results of operations, assets, prospects (financial or otherwise) or financial condition of the Association since the Association Statement of Condition Date, and to the best of the Association's knowledge, no facts or conditions exist which are likely to cause such a material adverse change in the future."

     Section 5. Article V of the Merger Agreement is hereby amended by adding immediately after Section 5.17 thereof the following:

          "Section 5.18. LIQUIDATION OF INVESTMENT PORTFOLIO; CERTIFICATION OF FAIR MARKET VALUE. Not later than the close of business on April 30, 1996, except for up to $500,000 face amount thereof, which may be sold at any time, but in no event later than May 10, 1996, the Association shall sell for cash all of the securities then held in its investment portfolio, other than U.S. treasury securities, and shall promptly thereafter reinvest the net proceeds of such sale in such appropriate investments as the Association may determine in its sole discretion. Two business days prior to the Closing, the Association shall provide to the Company a schedule, certified by the Chief Executive Officer or Chief Financial Officer of the Association, showing in reasonable detail the fair market value of the Association's investment portfolio (determined in accordance with GAAP) as of the close of business on the immediately preceding business day."

     Section 6. Article V of the Merger Agreement is hereby amended by adding immediately after Section 5.18 thereof the following:

          "Section 5.19. EXCULPATION AND INDEMNIFICATION. The Association acknowledges that (i) it has acted voluntarily in proposing to liquidate its investment portfolio as provided herein, and (ii) it has been and will continue to be in sole control of, and solely responsible for, the management and operation of its own affairs until the Merger has been consummated. Accordingly, regardless of whether or not the Merger is consummated, neither the Company nor its officers, directors, employees, agents, representatives, shareholders or affiliates shall have any liability to the Association, the Trustee, the trust created pursuant to the Trust Agreement, the Stockholder, the other stockholders of the Association or any person asserting claims on behalf of or in right of any of the foregoing in connection with or as a result of (i) the management and operation of the Association prior to consummation of the Merger (except as may arise solely by operation of law upon consummation of the Merger), (ii) the liquidation of the

     Association's investment portfolio as provided in Section 5.18 hereof, and
     (iii) any losses incurred by the Association or its shareholders in connection with (i) and (ii) above. The Association shall, jointly and severally with any other person or entity having a similar obligation, defend, indemnify and hold harmless the Company and its officers, directors, employees, agents, representatives, shareholders and affiliates from and against any and all losses, claims, damages, liabilities or expenses (including, without limitation, costs of investigation and the fees and disbursements of counsel) based on, relating to or arising out of the matters set forth in clauses (i), (ii) and (iii) of the preceding sentence."

     Section 7. Section 7.1.2 of the Merger Agreement is hereby amended by deleting the date "December 31, 1996" and inserting in lieu thereof the date "September 30, 1996".

     Section 8. Section 7.2 of the Merger Agreement is hereby amended by deleting the last proviso thereof in its entirety and replacing it with the following:

     "PROVIDED, FURTHER, HOWEVER that the last sentence of Section 5.4 and all of Sections 5.19 and 7.5 hereof shall in all events survive any termination of this Agreement."

     Section 9. Simultaneously herewith, the Association is delivering to the Company the following, and this Amendment shall not be effective for any purpose prior to the receipt thereof by the Company:

     (a) A letter executed by the Trustee, in substantially the form of Annex I hereto;

     (b) A letter executed by all of the signatories to the Side Letter, other than the Stockholder and the Stockholder's spouse, in substantially the form of Annex II hereto;

     (c) A letter executed by the Stockholder and the Stockholder's spouse, in substantially the form of Annex III hereto;

     (d) A general release executed by the Stockholder and the Stockholder's spouse, in substantially the form of Annex IV hereto.

     Section 10. Except as expressly amended pursuant to the terms of this Amendment, the Merger Agreement shall continue in full force and effect.

     Section 11. Capitalized terms used herein have the respective meanings ascribed thereto in the Merger Agreement unless otherwise defined herein. This Amendment may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

                           CENTER BANCORP, INC.

                           By: ______________________________
                           Name:   John J. Davis
                            Title: President and Chief Executive Officer



                           LEHIGH SAVINGS BANK, S.L.A.

                           By: ______________________________
                           Name:   Joseph LaMountain
                            Title: President and Chief Executive Officer

                                                                     ANNEX I

                             [Trustee's Letterhead]

                                 April 30, 1996



Center Bancorp, Inc.
2455 Morris Avenue
Union, New Jersey 07083

Attention:  John J. Davis, Chief Executive Officer

Dear Mr. Davis:

     In order to induce Center Bancorp, Inc. (the "Company") to execute and deliver the Second Amendment (the "Amendment") to the Agreement and Plan of Merger, dated as of February 14, 1996, as amended as of March 19, 1996 (the "Merger Agreement"), by and between the Company and Lehigh Savings Bank, S.L.A. ("Lehigh") and as required by Section 9(a) thereof, on behalf of the trust (the "Trust") created by the Trust Agreement, dated as of November 9, 1992, by and among David Margolis, the undersigned and the Office of Thrift Supervision, I hereby acknowledge and consent to the Amendment and the execution and delivery thereof by the Company and Lehigh, and confirm that, after giving effect to the terms of the Amendment (including, but not limited to, the reduction in the aggregate merger consideration to $5,550,000), the Inducement Agreement, dated as of February 14, 1996, by and between the Company and the undersigned remains in full force and effect.

     In addition, as required by the Amendment, the undersigned agrees that regardless of whether or not the Merger is consummated, neither the Company nor its officers, directors, employees, agents, representatives, shareholders or affiliates shall have any liability to the Trust, the undersigned or any person asserting claims on behalf of or in the right of the Trust or the undersigned in connection with or as a result of (i) the management and operation of Lehigh prior to consummation of the Merger (except as may arise solely by operation of law upon consummation of the Merger), (ii) the liquidation of Lehigh's investment portfolio as provided in Section 5.18 of the Merger Agreement (as added by the Amendment), and (iii) any losses incurred by Lehigh or its shareholders in connection with (i) and (ii) above.

     Capitalized terms used herein have the respective meanings ascribed thereto in the Merger Agreement unless otherwise defined herein.

                                            Very truly yours,




                                            Horace J. DePodwin

                                                                   ANNEX II



                                 April 30, 1996



Center Bancorp, Inc.
2455 Morris Avenue
Union, New Jersey 07083

Attention:  John J. Davis, Chief Executive Officer

Dear Mr. Davis:

     In order to induce Center Bancorp, Inc. (the "Company") to execute and deliver the Second Amendment (the "Amendment") to the Agreement and Plan of Merger, dated as of February 14, 1996, as amended as of March 19, 1996, by and between the Company and Lehigh Savings Bank, S.L.A. ("Lehigh") and as required by Section 9(a) thereof, the undersigned hereby acknowledge and consent to the Amendment and the execution and delivery thereof by the Company and Lehigh, and confirm that, after giving effect to the terms of the Amendment (including, but not limited to, the reduction in the aggregate merger consideration to $5,550,000), the Side Letter, dated February 14, 1996, addressed to the Company and Horace J. DePodwin and executed by the undersigned remains in full force and effect.

     This letter may be executed in counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

                                      Very truly yours,

                                      WASHINGTON GROUP, LTD.
                                      by Washington Financial Corp.
                                      General Partner

                                      By:  -------------------------
                                           Stephen R. Spector, Vice President



                                      LEHIGH FINANCIAL CORP.

                                      By:  -------------------------

                                           Stephen R. Spector, President

                                                                    ANNEX III




                                 April 30, 1996




Center Bancorp, Inc.
2455 Morris Avenue
Union, New Jersey 07083

Attention:  John J. Davis, Chief Executive Officer

Dear Mr. Davis:

     In order to induce Center Bancorp, Inc. (the "Company") to execute and deliver the Second Amendment (the "Amendment") to the Agreement and Plan of Merger, dated as of February 14, 1996, as amended as of March 19, 1996 (the "Merger Agreement"), by and between the Company and Lehigh Savings Bank, S.L.A. ("Lehigh") and as required by Section 9(a) thereof, the undersigned hereby acknowledge and consent to the Amendment and the execution and delivery thereof by the Company and Lehigh, and confirm that, after giving effect to the terms of the Amendment (including, but not limited to, the reduction in the aggregate merger consideration to $5,550,000), the Side Letter, dated February 14, 1996, addressed to the Company and Horace J. DePodwin (the "Trustee") and executed by the undersigned remains in full force and effect.

     In addition, as required by the Amendment, the undersigned agree that regardless of whether or not the Merger is consummated, neither the Trustee nor the Company nor the Company's officers, directors, employees, agents, representatives, shareholders or affiliates shall have any liability to the undersigned or any person asserting claims on behalf of or in the right of any of the undersigned in connection with or as a result of (i) the management and operation of Lehigh prior to consummation of the Merger (except as may arise solely by operation of law upon consummation of the Merger), (ii) the liquidation of Lehigh's investment portfolio as provided in Section 5.18 of the Merger Agreement (as added by the Amendment), and (iii) any losses incurred by Lehigh or its shareholders in connection with (i) and (ii) above. The undersigned shall, jointly and severally with each other and any other person or entity having a similar obligation, defend, indemnify and hold harmless the Trustee, the Company and the Company's officers, directors, employees, agents, representatives, shareholders and affiliates from and against any and all losses, claims, damages, liabilities or expenses (including, without limitation, costs of investigation and the fees and disbursements of counsel) based on, relating to or arising out of the matters set forth in clauses (i), (ii) and
(iii) of the preceding sentence.

     Capitalized terms used herein have the respective meanings ascribed thereto in the Merger Agreement unless otherwise defined herein. This letter may be executed in counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

                                 Very truly yours,

                                 -----------------------------
                                 David Margolis



                                 -----------------------------
                                 Mildred Margolis

                                                                  ANNEX III

                                 GENERAL RELEASE
                                 ---------------


     FOR VALUE RECEIVED, the undersigned, on their own behalf and on behalf of their respective heirs, successors, assigns, personal representatives and any and all persons or entities claiming by or through any of them, do hereby release and forever discharge, as of the effective date (the "Effective Date") of the transactions contemplated by the Agreement and Plan of Merger, dated as of February 14, 1996, as amended as of April 30, 1996 (the "Merger Agreement"), by and between Lehigh Savings Bank, S.L.A. ("Lehigh") and Center Bancorp, Inc., Lehigh, its predecessors in interest, its successors and assigns, and its and their respective directors, officers, shareholders, employees, parents, subsidiaries, agents and representatives and any and all persons or entities claiming by or through any of them (collectively, "Released Persons") of and from any and all manner of actions, causes of action, suits, account reckonings, covenants, agreements, damages, judgments, claims and demands whatsoever, at law or in equity, whether known or unknown, contingent or matured, and whether currently existing or hereafter arising, which the undersigned ever had, now have or may hereafter have against Lehigh and the Released Persons arising from the beginning of the world until the Effective Date, however and wherever arising.

     This Release shall not be effective for any purpose until the Effective Date. In the event that the Merger Agreement is terminated prior to the Effective Date, this Release shall be of no further force and effect.

     The undersigned acknowledge that this Release has been specifically bargained for and constitutes a material condition precedent to the execution, delivery and effectiveness of the Second Amendment to the Merger Agreement.

     IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Release as of the 30th day of April, 1996.

WITNESS:

- ------------------------------                ------------------------------
Name:                                              David Margolis



WITNESS:

- ------------------------------                ------------------------------
Name:                                              Mildred Margolis